Exhibit 4.6.4

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, supplemented, replaced or otherwise modified from time to time) (this “Agreement”), dated as of December 21, 2005 is entered into by each of the undersigned (each, a “Grantor”) in favor of DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), as Administrative Agent and Collateral Agent for the Lenders.

WHEREAS, The Hertz Corporation, the Lenders party thereto from time to time (the “Lenders”), DBNY as Administrative Agent and Collateral Agent for the Lenders, and certain other parties as named therein have entered into a Credit Agreement, dated as of December 21, 2005 (as amended, supplemented, replaced or otherwise modified from time to time, the “Term Credit Agreement”);

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Term Credit Agreement that the Grantors and certain of its Affiliates shall have executed and delivered that certain Guarantee and Collateral Agreement, dated as of December 21, 2005, in favor of the Administrative Agent and Collateral Agent (as amended, supplemented, replaced or otherwise modified from time to time, the “Term Guarantee and Collateral Agreement”); and

WHEREAS, under the terms of the Term Guarantee and Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Trademarks of the Grantors to the Administrative Agent and Collateral Agent for the ratable benefit of the Secured Parties, and have agreed as a condition thereof to execute this Agreement for recording with the United States Patent and Trademark Office.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Grantors and the Secured Parties hereby agree as follows:

SECTION 1. DEFINED TERMS.

1.1  Capitalized terms not otherwise defined herein have the meanings set forth in the Term Credit Agreement or the Term Guarantee and Collateral Agreement, as applicable.

1.2  “Trademarks” shall mean all United States and foreign trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize Grantor’s rights therein), and any renewals thereof, including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers

SECTION 2. GRANT OF SECURITY INTEREST IN TRADEMARKS. Subject to the terms of the Term Credit Agreement and the Term Guarantee and Collateral Agreement, each Grantor hereby grants, subject to the existing licenses to use the Trademarks granted by such Grantor in the ordinary course of its business, to the Collateral Agent, for the ratable benefit of the Secured Parties (subject to the priority of the Euro MTN Lien to the extent provided by the Euro MTN Fiscal Agency Agreement), a security interest in all of the Trademarks of such Grantor, including, without limitation, the Trademarks listed on Schedule A hereto, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor.

SECTION 3.                                PRECEDENCE. The security interest granted hereby is granted in conjunction with the security interest granted by the Grantors to the Secured Parties under the Term Guarantee and Collateral Agreement. The rights and remedies of the Secured Parties with respect to the security interest granted hereby are in addition to those set forth in the Term Guarantee and Collateral Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Term Guarantee and Collateral Agreement, the terms of the Term Guarantee and Collateral Agreement shall control.

SECTION 4.                                RECORDATION. Each Grantor authorizes and requests that the Commissioner of Patents and Trademarks and any other applicable government officer record this Agreement.

SECTION 5.                                MODIFICATION OF AGREEMENT. This Agreement or any provision hereof may not be changed, waived, or terminated except in accordance with the provisions of the Term Guarantee and Collateral Agreement.

SECTION 6.                                GENERAL.

(a)  Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Secured Parties and Grantor and their respective successors and assigns. Grantor shall not, without the prior written consent of the Secured Parties given in accordance with the Term Credit Agreement, assign any right, duty or obligation hereunder.

(c) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts, each of which when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE HERTZ CORPORATION

By:	/s/ Harold E. Rolfe

Name:	Harold E. Rolfe

Title:	Senior Vice President
General Counsel & Secretary

HERTZ EQUIPMENT RENTAL CORPORATION

By:	/s/ Harold E. Rolfe

Name:	Harold E. Rolfe

Title:	Vice President & Secretary

HERTZ CLAIM MANAGEMENT CORPORATION

By:	/s/ Harold E. Rolfe

Name:	Harold E. Rolfe

Title:	Assistant Secretary

HERTZ SYSTEM, INC.

By:	/s/ Harold E. Rolfe

Name:	Harold E. Rolfe

Title:	Vice President & Secretary

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Collateral Agent and the Administrative Agent

By:	/s/ Marguerite Sutton
Name:	Marguerite Sutton
Title:	Director

By:	/s/ Omayra Laucella
Name:	Omayra Laucella
Title:	Vice President

ACKNOWLEDGMENT OF GRANTOR

STATE OF New York	)
	)	ss.
COUNTY OF New York	)

On this 21st day of December, 2005 before me personally appeared Harold E. Rolfe proved to me on the basis of satisfactory evidence to be the person[s] who executed the foregoing instrument on behalf of the Grantor, who being by me duly sworn did depose and say that he is an authorized officer of said corporation, that the said instrument was signed on behalf of said corporation as authorized by its Board of Directors and that he acknowledged said instrument to be the free act and deed of said corporation.

/s/ Beverly Bruno
Notary Public

Capacity of signatory:
BEVERLY BRUNO
NOTARY PUBLIC, State of New York
No. 31-4959464
Qualified in New York County
Commission Expires Feb. 26, 2006

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